                         INVESTMENT ADVISORY AGREEMENT


         AGREEMENT executed as of _______________, 1997, between THE HUDSON RIVER TRUST, a Massachusetts business trust (the "Trust"), on behalf of its portfolio series listed on Schedule 1 hereto (each, a "Portfolio" and collectively, the "Portfolios"), and ALLIANCE CAPITAL MANAGEMENT L.P. (the "Adviser").

         Witnesseth:

         That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.       SERVICES TO BE RENDERED BY ADVISER TO THE TRUST

         (a) Subject always to the control of the Trustees of the Trust, the Adviser will, at its expense, furnish continuously an investment program for each Portfolio, will make investment decisions on behalf of each Portfolio and will, subject to the provisions of paragraph (c), place all orders for the purchase and sale of each Portfolio's portfolio securities. Subject always to the control of the Trustees of the Trust, the Adviser will also manage, supervise and conduct the other affairs and business of the Trust and the Portfolios and matters incidental thereto. In the performance of its duties, the Adviser will comply with the provisions of the Agreement and Declaration of Trust and By-laws of the Trust and each Portfolio's stated investment objectives, policies and restrictions and will use its best efforts to safeguard and promote the welfare of the Trust and the Portfolios and to comply with other policies which the Trustees may from time to time determine.

         (b) The Adviser, at its expense, will furnish all necessary office space and equipment, bookkeeping and clerical services (but not accounting services) required for it to perform its duties hereunder and will pay all salaries, fees and expenses of officers and Trustees of the Trust who are affiliated with the Adviser.

         (c) In the selection of brokers, dealers, or futures commissions merchants (collectively, "brokers") and the placing of orders for the purchase and sale of portfolio investments for each Portfolio, the Adviser shall seek to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for each Portfolio the most favorable price and execution available, the Adviser, bearing in mind each Portfolio's best interest at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking





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into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Trustees may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused any Portfolio to pay a broker that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to such Portfolio and to other clients of the Adviser as to which the Adviser exercises investment discretion.

         (d) Subject to the provisions of the Agreement and Declaration of Trust of the Trust and the Investment Company Act of 1940, the Adviser, at its expense, may select and Agreement with one or more investment advisers (the "Sub-Adviser") for any Portfolio to perform some or all of the services for which it is responsible pursuant to paragraph (a) of this Section 1 (and any related facilities or services for which it is responsible under paragraph (b) of this Section 1). The Adviser will compensate any Sub-Adviser of such Portfolio for its services to such Portfolio. The Adviser may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub- Adviser unless and until a successor Sub-Adviser is selected.

         (e) The Adviser shall not be obligated to pay any expenses of or for the Trust or any Portfolio not expressly assumed by the Adviser pursuant to this Section 1 other than as provided in Section 3.

2.   OTHER AGREEMENTS, ETC.

         It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in, the Adviser, and in any person controlling, controlled by or under common control with the Adviser, and that the Adviser and any person controlling, controlled by or under common control with the Adviser may have an interest in the Trust or in any Portfolio. It is also understood that the Adviser and persons controlling, controlled by or under common control with the Adviser have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.   COMPENSATION TO BE PAID BY THE TRUST TO THE ADVISER

         The Trust, on behalf of the Portfolios, will pay to the Adviser as compensation for the Adviser's services rendered, for the facilities furnished and for the expenses borne by the Adviser pursuant to Section 1, a fee computed and paid monthly at the annual rates applicable


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to the average daily net asset value of each Portfolio set forth on Schedule 1 hereto. Such fee computed with respect to the net asset value of a Portfolio shall be paid from the assets of such Portfolio. Such average daily net asset value of each Portfolio shall be determined by taking an average of all of the determinations of such net asset value during such month at the close of business on each business day during such month while this Agreement is in effect. Such fee shall be payable for each month within five (5) business days after the end of such month.

         In the event that expenses of any Portfolio for any fiscal year (not including any distribution expenses paid by such Portfolio pursuant to any distribution plan) should exceed the expense limitation on investment company expenses enforced by any statute or regulatory authority of any jurisdiction in which shares of such Portfolio are qualified for offer and sale, the compensation due the Adviser for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof. In the event that the expenses of any Portfolio exceed any expense limitation which the Adviser may, by written notice to the Trust, voluntarily declare to be effective with respect to such Portfolio, subject to such terms and conditions as the Adviser may prescribe in such notice, the compensation due the Adviser shall be reduced, and, if necessary, the Adviser shall bear the expenses of such Portfolio to the extent required by such expense limitation.

         If the Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.       ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS
         AGREEMENT

         This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Agreement shall not be amended as to any Portfolio unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of such Portfolio, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Adviser or of any Sub-Adviser of the Trust. Shareholders of a Portfolio not affected by any such amendment shall have no right to vote with respect to such amendment.

5.       EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT

         This Agreement shall become effective upon its execution, and shall remain in full force and effect as to a particular Portfolio continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

         (a) Either party hereto may at any time terminate this Agreement as to any Portfolio on not more than sixty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party, or


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         (b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of such Portfolio, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate with respect to such Portfolio at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of such Portfolio for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.

         Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the relevant Portfolio affected.

         Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.       CERTAIN INFORMATION

         The Adviser shall promptly notify the Trust in writing of the occurrence of any of the following events: (a) the Adviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time, and under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement, (b) the Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation at law or in equity, before or by any court, public board or body, involving the affairs of the Trust and (c) there shall be any change in the "control" (as defined in the Investment Company Act of 1940) of the Adviser.

7.       CERTAIN DEFINITIONS

         For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" of the Portfolio means the affirmative vote, at a duly called and held meeting of shareholders of such Portfolio, (a) of the holders of 67% or more of the shares of such Portfolio present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding securities of the Portfolio entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Portfolio entitled to vote at such meeting, whichever is less.


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         For the purposes of this Agreement, the terms "affiliated person,"
"control," "interested person" and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940 and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the rules and regulations thereunder.

8.       NONLIABILITY OF ADVISER

         In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser shall not be subject to any liability to the Trust, to any Portfolio, or to any shareholder of any Portfolio, for any act or omission in the course of, or connected with, rendering services hereunder.

9.       LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each of the respective Portfolios.


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




         IN WITNESS WHEREOF, THE HUDSON RIVER TRUST and ALLIANCE CAPITAL MANAGEMENT L.P. have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.


                                            THE HUDSON RIVER TRUST


                                            By _______________________________
                                                Name:
                                                Title:



                                            ALLIANCE CAPITAL MANAGEMENT L.P.


                                            By _______________________________
                                               Name:
                                               Title:



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


                                  SCHEDULE 1
                                      TO
                         INVESTMENT ADVISORY AGREEMENT


                            THE HUDSON RIVER TRUST
                                 FEE SCHEDULE
                          (AS A PERCENTAGE OF AVERAGE
                               DAILY NET ASSETS)


                                   FIRST               NEXT                 NEXT                 NEXT
                               $750 MILLION        $750 MILLION          $1 BILLION          $2.5 BILLION           THEREAFTER
                               ------------        ------------          ----------          ------------           ----------
INTERNATIONAL PORTFOLIOS
International                     0.900%              0.825%               0.800%               0.780%                0.770%
Global                            0.675%              0.600%               0.550%               0.530%                0.520%
EQUITY PORTFOLIOS
Aggressive Stock                  0.625%              0.575%               0.525%               0.500%                0.475%
Common Stock                      0.475%              0.425%               0.375%               0.355%                0.345%*
Growth & Income                   0.550%              0.525%               0.500%               0.480%                0.470%
Small Cap Growth                       %                   %                    %                    %                     %
ASSET ALLOCATION PORTFOLIOS
Growth Investors                  0.550%              0.500%               0.450%               0.425%                0.400%
Balanced                          0.450%              0.400%               0.350%               0.325%                0.300%
Conservative Investors            0.475%              0.425%               0.375%               0.350%                0.325%
FIXED INCOME PORTFOLIOS
High Yield                        0.600%              0.575%               0.550%               0.530%                0.520%
Quality Bond                      0.525%              0.500%               0.475%               0.455%                0.445%
Intermediate Government           0.500%              0.475%               0.450%               0.430%                0.420%
     Securities
OTHER PORTFOLIOS
Equity Index                      0.325%              0.300%               0.275%               0.255%                0.245%
Money Market                      0.350%              0.325%               0.300%               0.280%                0.270%

*On assets in excess of $10 billion, the management fee for the Common Stock Portfolio is reduced to 0.335% of average daily net assets.






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